WEINSTEIN & CO.
CERTIFIED PUBLIC ACCOUNTANTS

Date : April 13, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
DICO, Inc.

We hereby consent to the inclusion in this second amendment to the Registration Statement (the "Registration Statement") on Form S-1 of DICO, Inc (the "Company") of our report, dated January 12, 2014, with respect to our audit of the financial statements of the Company as of December 31, 2013 and the results of its operations and cash flows for the period of inception (October 30, 2013) through December 31, 2013, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A. (Isr)

Jerusalem, Israel